UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2020
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	001-35305		45-3355106
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

2503 S. Hanley Road	St. Louis	Missouri	63144
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	POST	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
On August 11, 2020, Post Holdings, Inc. (the “Company”) announced the pricing of its previously announced senior notes offering. The Company priced $400.0 million aggregate principal amount of 4.625% senior notes due 2030 (the “Senior Notes”) at a price of 105.5% of the principal amount, plus accrued interest from February 26, 2020. The $400.0 million aggregate principal amount of the Senior Notes represented an increase from the original size of $300.0 million. The Senior Notes offering is expected to close on August 14, 2020, subject to customary closing conditions.
The Senior Notes will be unsecured unsubordinated obligations of the Company and will be guaranteed by the Company’s material domestic subsidiaries (other than certain excluded subsidiaries). The Company also announced it intends to use the net proceeds from the Senior Notes offering for general corporate purposes, which could include, among other things, working capital, share repurchases, capital expenditures and financing acquisitions.
A copy of the press release issued in connection therewith is attached hereto as Exhibit 99.1. The Senior Notes and the related subsidiary guarantees were offered to persons reasonably believed to be qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside of the United States in compliance with Regulation S under the Securities Act.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 11, 2020
104	Cover Page Interactive Data File (the cover page iXBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2020	Post Holdings, Inc.
(Registrant)

	By:	/s/ Diedre. J. Gray
	Name:	Diedre J. Gray
	Title:	EVP, General Counsel & Chief Administrative Officer, Secretary

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